Exhibit A

Manager & Recruiter Talking Points:

•	We are excited about the acquisition for many reasons, mainly:

•	This union will strengthen our ability to bring Juno’s transformative therapies to patients around the globe – while maintaining our independence and culture.

•	This also puts us in an even stronger position to deliver on our mission. Together we will be able to speed up our development, increase our scale, continue to grow our organization, and reach even more patients around the world.

•	Juno will remain at all of its locations and we will continue to hire.

•	We know that the people at Juno are what will make this next step in our company’s history successful.

•	The fundamental mission of our organization does not change. We will continue to pursue innovative science to discover, develop and manufacture the best cell therapies.

•	We will remain focused, because our patients—whose other medicines have failed them—urgently need us to be successful in delivering new options. We want you to join us on this journey. We need your help.

•	This is a lot to digest. And I know that you have many questions on your mind – some that we have answers to, and some that we do not. But we will stay in close contact and I will do my best to provide you with all the information you need to make the best decision for you.

•	We all joined this company because of the mission, the culture, the science/tech, and personal growth. And our promise is that we will continue to move forward toward our goals so that we can change medicine for good.

Important Information

The tender offer for the outstanding common stock of Juno Therapeutics, Inc. (“Juno”) referred to in this communication has not yet commenced. This communication is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Juno’s common stock will be made pursuant to an offer to purchase and related materials that Celgene Corporation (“Celgene”) and Blue Magpie Corporation (“Purchaser”) intend to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Celgene and Purchaser will file a tender offer statement on Schedule TO with the SEC, and thereafter Juno will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer and a Transaction Statement on Schedule 13E-3 with respect to the transaction contemplated by the merger agreement. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents), the Solicitation/Recommendation Statement and the Transaction Statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Juno, Celgene and Purchaser will file other relevant materials in connection with the proposed acquisition of Juno by Celgene pursuant to the terms of the merger agreement. Juno, Celgene and Purchaser intend to mail these documents to the stockholders of

Juno. All of the tender offer materials (and all other materials filed by Juno with the SEC) will also be available free of charge from the SEC through its website at www.sec.gov. INVESTORS AND STOCKHOLDERS OF JUNO ARE ADVISED TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9 AND THE SCHEDULE 13E-3, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF JUNO, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER, MERGER OR WHETHER TO TENDER THEIR JUNO SHARES PURSUANT TO THE OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION (INCLUDING THE TERMS AND CONDITIONS OF THE OFFER) AND THE PARTIES THERETO.

Forward-Looking Statements

Certain statements in this communication, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Juno by Celgene and Purchaser. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These statements reflect Juno’s current views concerning future events, including the planned completion of the tender offer and the merger, and are based on a number of assumptions that could ultimately prove inaccurate. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Juno’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of Juno. Among others, the following factors could cause actual results to differ materially from those set forth in the forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger, (ii) uncertainties as to how many Juno stockholders will tender their Juno Shares in the tender offer, (iii) the possibility that competing offers will be made, (iv) the possibility that various closing conditions for the transaction may not be satisfied or waived, (v) the risk that the merger agreement may be terminated in circumstances requiring Juno to pay a termination fee, (vi) risks related to obtaining the requisite consents to the tender offer and the merger, including, without limitation, the risk that a regulatory approval that may be required for the proposed transaction, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) and from the Federal Trade Commission (FTC), is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (vii) the possibility that the transaction may not be timely completed, if at all, (viii) the risk that, prior to the completion of the transaction, if at all, Juno’s business and its relationships with employees, collaborators, vendors and other business partners may experience significant disruption due to transaction-related uncertainty, (ix) the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability, and (x) the risks and uncertainties pertaining to Juno’s business, including those detailed under “Risk Factors” and elsewhere in Juno’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Celgene and Purchaser and the Solicitation/Recommendation Statement to be filed by Juno in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in Juno’s SEC reports, including, without limitation, the risks described in Juno’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Juno undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.